FieldPoint Petroleum Announces Beginning of Warrant Trading

Austin, TX. March 27, 2012. FieldPoint Petroleum Corporation (AMEX:FPP) announced today that Warrants recently issued to its shareholders as a dividend may begin trading on the American Stock Exchange as early as today, March 27 symbol (FPP WS).

FieldPoint President and CEO, Ray D. Reaves said, “The wheels are in motion for possible record breaking revenues in the first quarter of 2012, and we have every reason to believe that this trend could continue throughout the year.  We wanted to find a way that our shareholders could have additional participation in the Company’s growth without making additional financial commitments before our results are known.  I’m very pleased to say that I believe our Warrant Dividend program has done that.”

The Warrants grant each shareholder the right to purchase one additional share of Common Stock for each share held on the Record Date (March 23, 2012), for a period of six years, at an exercise price of $4.00 per share. The Warrant will be distributed as soon as practicable after the Record Date.

Following the distribution of the Warrant, the Company will file a Registration Statement on Form S-3 registering the shares of Common Stock issuable upon exercise of the Warrants (the “Registration Statement”). The Warrants will not be exercisable until the Registration Statement is declared effective by the SEC.

More Details Regarding the Warrant:

The dividend will consist of one (1) newly authorized Common Stock Purchase Warrant (the “Warrant”) to be distributed for every one (1) share of the Company’s Common Stock owned as of the Record Date.  Following the Record Date, the Company’s Common Stock will trade ex-dividend on the NYSE Amex Exchange.  The Company has the right to call the Warrant for redemption in the future under certain circumstances, including the requirement that the market price of the Common Stock equal or exceed 150% of the exercise price of the Warrant ($6.00).  If the Company exercises such a redemption right, holders of the Warrant will have 30 days to exercise the Warrants.  Holders would be under no obligation to exercise the Warrants but would surrender them if they choose not to do so.

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com